For Immediate Release
Contacts:

Kevin Comps, President
616-974-8491 | kevin.comps@northpointe.com

Brad Howes, CFO
616-726-2585 | brad.howes@northpointe.com

Northpointe Bancshares, Inc. Announces Appointment of Rodney E. Hood to its Board of Directors

GRAND RAPIDS, MICHIGAN (February 27, 2026) – Northpointe Bancshares, Inc. (NYSE: NPB) (the “Company”), announced today that the Honorable Rodney E. Hood has been appointed to the Board of Directors of the Company and its subsidiary, Northpointe Bank, effective February 27, 2026.

Mr. Hood has held a long and distinguished career in the financial services sector, having served as both the former Acting Comptroller of the Currency, as well as the Chairman of the National Credit Union Administration (NCUA).

“We are very excited to welcome Rodney to our Board of Directors,” said Chuck Williams, Chairman and Chief Executive Officer. “We share a common passion for bringing value and innovation to the communities we serve. As one of the largest providers of mortgage warehouse financing, and one of the only mortgage-focused banks in the country, we are in a unique position to help drive more affordable and sustainable home ownership. Rodney’s balanced perspective on the financial services landscape and his breadth of experience advocating across the private and public sector will be invaluable in furthering our shared vision.”

Rodney E. Hood brings nearly three decades of leadership in financial services, dedicated to strengthening the resilience of the financial system, modernizing the financial oversight and risk management landscape and promoting financial inclusion and access. During his time as Acting Comptroller of the Currency, Mr. Hood served as the administrator of the federal banking system and Chief Executive Officer of the Office of the Comptroller of the Currency (OCC). He also served as a Director of the Federal Deposit Insurance Corporation (FDIC), as a voting member of the Financial Stability Oversight Council (FSOC), and he chaired the Federal Financial Institutions Examination Council (FFIEC). Prior to his public service career, Mr. Hood held senior leadership positions in retail finance, commercial banking, affordable housing, and community development within the private sector.

“I am honored to join the Board of Directors of the largest bank headquartered in the state of Michigan, and to support the organization’s commitment to long-term strategic growth, strong governance, and prudent risk management,” said Mr. Hood. “I look forward to working with my fellow directors and the leadership team to advance a resilient, innovative, and inclusive financial institution that delivers value to customers, communities, and stakeholders.”

About Northpointe Bancshares, Inc.:
Headquartered in Grand Rapids, Michigan, Northpointe Bancshares, Inc. is the holding company of Northpointe Bank, a client-focused company that provides home loans and retail banking products to communities across the nation. Our mission is to be the best bank in America by bringing value and innovation to the people we serve. To learn more visit www.northpointe.com.